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Exhibit 4(b)(iii)(A)

[JOHN HANCOCK LOGO]      Life Insurance Company of New York

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
(Under section 408A of the Internal Revenue Code)

Check if this endorsement supersedes a prior Roth IRA endorsement.

This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

The annuitant is establishing a Roth individual retirement annuity (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

ARTICLE I

Except in the case of a rollover contribution described in section 408A(e), a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the issuer will accept only cash contributions up to $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 though 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 though 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000
for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

ARTICLE II

1. The contribution limit described in Article I is gradually reduced to $0 for higher income annuitants. For a single annuitant, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000; for a married annuitant filing jointly, between AGI of $150,000 and $160,000; and for a married annuitant filing separately, between AGI of $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

2. In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the annuitant and his or her spouse.

ARTICLE III

The annuitant's interest in the contract is nonforfeitable and nontransferable.

ARTICLE IV

1. The contract does not require fixed contributions.

2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied (before the close of the calendar year following the year of the dividend) as contributions toward the contract.

02ROTH                                    1

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ARTICLE V

1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the designated beneficiary, the remaining interest in the contract will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b) below:

      (a) The remaining interest in the contract will be distributed, starting by the end of the calendar year following the year of the annuitant' s death, over the designated beneficiary's remaining life expectancy, or a period no longer than such remaining life expectancy, as determined in the year following the death of the annuitant. Life expectancy is determined using the single life table in Regulations section 1.401(a)(9)-9.

      (b) The remaining interest in the contract will be distributed by the end of the calendar year containing the fifth anniversary of the annuitant's death.

2. If the annuitant's surviving spouse is the designated beneficiary, such spouse will then be treated as the annuitant.

ARTICLE VI

1. The annuitant agrees to provide the issuer with all information necessary to prepare any reports required by sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, or other guidance published by the Internal Revenue Service (IRS).

2. The issuer agrees to submit to the IRS and annuitant the reports prescribed by the IRS.

ARTICLE VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Article I through VI and this sentence will be controlling. Any additional articles inconsistent with section 408A, the related regulations, or other published guidance will be invalid.

ARTICLE VIII

This endorsement will be amended as necessary to comply with the provisions of the Code, the related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

ARTICLE IX

1. If this Endorsement is issued as part of an individual annuity contract, (i) the term "annuitant" as used in this Endorsement shall have the same meaning as the term "Owner" as used in the individual annuity contract and (ii) the term "contract" as used in this Endorsement shall have the same meaning as the term "Contract" as used in the individual annuity contract. If this Endorsement is issued in connection with a group annuity contract, the term "contract" as used in this Endorsement shall refer to the Certificate and the term "annuitant" shall refer to the owner of the Certificate.

2. Paragraph 2 of Article V is amended to read as follows: "If the annuitant's surviving spouse is the designated beneficiary, such spouse, at his or her option, will then be treated as the annuitant."

3. The second sentence of Article VIII is amended to read as follows: "Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has authority to amend, waive or modify any of the provisions of this endorsement of the contract which is attached."

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4. The General Instructions and Specific Instructions set forth below are intended to provide an explanation of certain aspects of the endorsement. They do not add, modify, or negate any provisions of this endorsement or the annuity contract to which this endorsement is attached.

SIGNED FOR THE COMPANY AT BOSTON, MASSACHUSETTS.

                                    /s/ Emanuel Alves
                                    -------------------------------------------
                                    SECRETARY

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GENERAL INSTRUCTIONS                     DEFINITIONS
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
Section references are to the Internal   IRA CONVERSION CONTRIBUTIONS. IRA Conversion      The annuitant should see the
Revenue Code unless otherwise noted.     Contributions are amounts rolled over,            disclosure statement or Pub.  590 for
                                         transferred, or considered transferred from a     more information.
                                         nonRoth IRA to a Roth IRA.  A nonRoth IRA is an
This Form is a model annuity             individual retirement account or annuity          ARTICLE V.  This article describes
endorsement that meets the               described in section 408(a) or 408(b), other      how distributions will be made from
requirements of section 408A and has     than a Roth IRA.                                  the Roth IRA after the annuitant's
been pre-approved by the IRS.  A Roth                                                      death.  Elections made pursuant to
individual retirement annuity (Roth      ISSUER.  The issuer is the insurance company      this article should be reviewed
IRA) is established after the            providing the annuity contract.  The insurance    periodically to ensure they
contract, which includes this            company may use other terms besides "issuer" to   correspond to the annuitant's
endorsement, is fully executed by both   refer to itself, such as, "company," "insurer,"   intent.  Under paragraph 2 of Article
the individual (annuitant) and the       or "us."                                          V, the annuitant's spouse, if
issuer.  The contract must be for the                                                      elected, is treated as the owner of
exclusive benefit of the annuitant and   ANNUITANT.  The annuitant is the person who       the Roth IRA upon the death of the
his or her beneficiaries.                establishes the annuity contract.  The            annuitant, rather than as the
                                         insurance company may use other terms besides     beneficiary.  If the spouse is to be
DO NOT file this Form with the IRS.      "annuitant" to refer to the person who            treated as the beneficiary, and not
Instead, keep it with your records.      establishes the annuity contract, such as,        the owner, an overriding provision
                                         "owner," "applicant," "insured," or you."         should be added to Article IX.
Unlike contributions to traditional
individual retirement arrangements,      SPECIFIC INSTRUCTIONS                             ARTICLE IX.  Article IX and any that
contributions to a Roth IRA are not                                                        follow it may incorporate additional
deductible from the annuitant's gross    ARTICLE I.  The annuitant may be subject to a     provisions that are agreed to by the
income; and distributions after 5        6% tax on excess contributions if (1)             annuitant and issuer to complete the
years that are made when the annuitant   contributions to other individual retirement      contract.  They may include, for
is 59 1/2 years of age or older OR on    arrangements of the annuitant that have been      example, definitions, investment
account of death, disability, or the     made for the same tax year, (2) the annuitant's   powers, voting rights, exculpatory
purchase of a home by a first-time       adjusted gross income exceeds the applicable      provisions, amendment and
homebuyer (limited to $10,000), are      limits in Article II for the tax year, or (3)     termination, removal of the issuer,
not includible in gross income.  For     the annuitant's and spouse's compensation is      issuer's fees, state law
more information on Roth IRAs,           less than the amount contributed by or on         requirements, beginning date of
including the required disclosures the   behalf of them for the tax year.                  distributions, accepting only cash,
issuer must give the annuitant, see                                                        treatment of excess contributions,
PUB. 590, Individual Retirement                                                            prohibited transactions with the
Arrangements (IRAs).                                                                       annuitant, etc.  Attach additional
                                                                                           pages if necessary.
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